Exhibit 21.1
SUBSIDIARIES OF PIPER JAFFRAY COMPANIES
(as of January 19, 2011)

Name*	State or Jurisdiction of Entity

Piper Jaffray & Co.	Delaware

Piper Jaffray Ltd.	United Kingdom

Piper Jaffray Financial Products Inc.	Delaware

Piper Jaffray Financial Products II Inc.	Delaware

Piper Jaffray Financial Products III Inc.	Delaware

Piper Jaffray Funding LLC	Delaware

Piper Jaffray Lending Inc.	Delaware

Piper Jaffray Lending LLC	Delaware

Piper Jaffray Private Capital Inc.	Delaware

Piper Jaffray Ventures Inc.	Delaware

Piper Ventures Capital Inc.	Delaware

PJC Capital LLC	Delaware

Piper Jaffray Foundation	Delaware

Piper Jaffray Investment Management Inc.	Delaware

Piper Jaffray Investment Management LLC	Delaware

Fiduciary Asset Management, Inc.	Delaware

Advisory Research, Inc.	Delaware

Piper Jaffray MENA (LP) Inc.	Delaware

PJC Consumer Partners Acquisition I, LLC	Delaware

PJC Capital Management LLC	Delaware

Piper Jaffray Municipal Fund LLC	Delaware

PJC Merchant Banking Partners I, LLC	Delaware

PJC Merchant Banking Partners II, LLC	Delaware

Piper Jaffray Asia Holdings Limited	Hong Kong

Piper Jaffray Asia Limited	Hong Kong

Piper Jaffray Asia Securities Limited	Hong Kong

Piper Jaffray Asia Futures Limited	Hong Kong

Piper Jaffray Asia Management Services Limited	Hong Kong

Grandward Investments Limited	Hong Kong
* Indentation indicates the principal parent of each subsidiary.